Exhibit 99.14

Consent of Director Nominee

I hereby consent to being named in the Registration Statement on Form S-4 and in the accompanying Joint Proxy Statement/Prospectus forming a part thereof filed by PXRE Group Ltd. and any amendments thereto, as a person who will become a director of Argo Group International Holdings, Ltd. effective upon the closing of the merger described in such Joint Proxy Statement/Prospectus.

/s/  Mark E. Watson III
Name: Mark E. Watson III

Dated: April 30, 2007